EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of Magnolia Solar Corporation of our report dated March 30, 2015, relating to the consolidated financial statements which appear in the Form 10-K for the year ended December 31, 2014.

/s/ KBL, LLP
New York, NY
March 31, 2015